Phone: 612.339.7811 cbizcpas.com 1000 Campbell Mithun Tower 222 S. Ninth St. Minneapolis, MN 55402 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM We consent to the incorporation by reference in the Registration Statement (No. 333-37210) on Form S-8 of Old Republic International Corporation of our report dated January 28, 2025, with respect to the statements of net assets available for benefits of The Republic Mortgage Insurance Company and Affiliated Companies Profit Sharing Plan as of August 1, 2024, and December 31, 2023, the related statement of changes in net assets available for benefits for the period ended August 1, 2024, which report appears in the August 1, 2024 report on Form 11-K of The Republic Mortgage Insurance Company and Affiliated Companies Profit Sharing Plan. CBIZ CPAs P.C. Minneapolis, Minnesota January 28, 2025